Exhibit 15.1

Accountants’ Acknowledgement

We acknowledge the incorporation by reference in the Registration Statement on Form S-8 (Registration Nos. 333-163431 and 333-171778) of Hallador Energy Company of our report dated August 9, 2021 included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado

August 9, 2021